Exhibit 10.1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), is made as of April 20, 2021, by and among FNL Technologies, Inc., a Delaware corporation (the “Company”) and the investors listed on Exhibit A attached to this Agreement (each a “Purchaser” and together the “Purchasers”)

The parties hereby agree as follows:

1.                  Purchase and Sale of Common Stock.

1.1              Sale and Issuance of Common Stock. Subject to the terms and conditions of this Agreement, each Purchaser agrees to purchase at the applicable Closing (as defined below) and the Company agrees to sell and issue to each Purchaser at the applicable Closing that number of shares of Common Stock, $0.0001 par value per share (the “Common Stock”), set forth opposite each Purchaser’s name on Exhibit A, at a purchase price of $8.09 per share. The shares of Common Stock issued to the Purchasers pursuant to this Agreement shall be referred to in this Agreement as the “Shares.”

1.2              Closing; Delivery.

(a)               The initial purchase and sale of the Shares shall take place remotely via the exchange of documents and signatures on the date hereof (which time and place are designated as the “Initial Closing”). In the event there is more than one closing, the term “Closing” shall apply to each such closing unless otherwise specified.

(b)               At the Initial Closing, the Company shall deliver (i) to IDEX a certificate representing the Shares being purchased by Ideanomics, Inc., a Nevada corporation ( “IDEX”).at the Closing against (A) a payment of Two Million Eight Hundred Seventy-Six Thousand Four Hundred Thirty One Dollars ($2,876,431) by wire transfer to a bank account designated by the Company; (B) the delivery of all of the issued and outstanding capital stock (the “Grapevine Shares”) of Grapevine Logic, Inc., a Delaware corporation (“Grapevine”), to the Company; and (iii) the delivery of 105,932 shares of issued and outstanding capital stock of IDEX (the “IDEX Shares”), to the Company and (ii) the Company shall deliver to each other Purchaser participating in the Initial Closing a certificate representing the Shares being purchased by such purchaser at the Closing against the Simple Agreement for Future Equity (each, a “SAFE”) of the Company held by such Purchaser as set forth in Exhibit A. Each Purchaser who is a holder of a SAFE of the Company being cancelled in consideration of the issuance hereunder of Shares to such Purchaser hereby agrees that the entire amount owed to such Purchaser evidenced by such SAFE is being tendered to the Company in exchange for the applicable Shares set forth on Exhibit A, and effective upon the Company’s and such Purchaser’s execution and delivery of this Agreement, without any further action required by the Company or such Purchaser, such SAFE and all obligations set forth therein shall be immediately deemed satisfied in full and terminated in their entirety.”

(c)               At each subsequent Closing, the Company shall deliver to each Purchaser a certificate representing the Shares being purchased by such Purchaser at the Closing against a payment of the purchase price therefor by wire transfer to a bank account designated by the Company or by cancellation or conversion of indebtedness or other convertible securities of the Company to Purchaser.

1.3               Sale of Additional Shares of Common Stock. After the Initial Closing, the Company may sell, on the same terms and conditions as those contained in this Agreement, up to 123,609 additional shares (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization affecting such shares) of Common Stock (the “Additional Shares”), to one (1) or more purchasers (the “Additional Purchasers”) reasonably acceptable to IDEX. Exhibit to this Agreement shall be updated to reflect the number of Additional Shares purchased at each such Closing and the parties purchasing such Additional Shares.

1.4              Use of Proceeds. In accordance with the directions of the Company’s Board of Directors, as it shall be constituted in accordance with the Shareholders’ Agreement, the Company will use the proceeds from the sale of the Shares for product development, founder and employee bonuses or share repurchases and other general corporate purposes.

1.5              Defined Terms Used in this Agreement. In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

(a)               “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or registered investment company now or hereafter existing that is controlled by one (1) or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Person.

(b)               “Code” means the Internal Revenue Code of 1986, as amended.

(c)               “Company Intellectual Property” or “Company IP” means all patents, patent applications, registered and unregistered trademarks, trademark applications, registered and unregistered service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in, to and under any of the foregoing, and in any and all such cases that are owned or used by the Company in the conduct of the Company’s business as now conducted and as presently proposed to be conducted.

(d)               “Grapevine Intellectual Property” or “Grapevine IP” means all patents, patent applications, registered and unregistered trademarks, trademark applications, registered and unregistered service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in, to and under any of the foregoing, and in any and all such cases that are owned or used by Grapevine in the conduct of Grapevine’s business as now conducted and as presently proposed to be conducted.

(e)               “Indemnification Agreement” means the agreement between the Company and the director designated by IDEX, dated as of the date of the Initial Closing, in the form of Exhibit B attached to this Agreement.

(f)                “Key Employee” means any executive-level employee (including division director and vice president-level positions) as well as any employee or consultant who either alone or in concert with others develops, invents, programs or designs any Company Intellectual Property or Grapevine Intellectual Property, as applicable.

(g)               “Knowledge” including the phrase “to the Company’s knowledge” shall mean the actual knowledge after reasonable investigation of the following officers: Jordan Greenfield. Additionally, for purposes of Section 2.8, the Company shall be deemed to have “knowledge” of a patent right if the Company has actual knowledge of the patent right or would be found to be on notice of such patent right as determined by reference to United States patent laws.

(h)               “Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, prospects or results of operations of the Company.

(i)                 “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(j)                 “Purchaser” means IDEX and any Additional Purchaser who becomes a party to this Agreement at a subsequent Closing under Section 1.2(c).

(k)               “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(l)                 “Shareholders’ Agreement” means the Shareholders’ Agreement, dated as of the date hereof, by and among the Company, IDEX, Jordan Greenfield and Keith Greenfield, in form of Exhibit C

(m)             “Transaction Agreements” means this Agreement and the Shareholders’ Agreement.

2.                  Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser that, except as set forth on the Disclosure Schedule attached as Exhibit D to this Agreement, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete as of the date of the applicable Closing, except as otherwise indicated. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections contained in this Section 2, and the disclosures in any section of the Disclosure Schedule shall qualify other sections in this Section 2 only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections .

For purposes of these representations and warranties (other than those in Sections 2.2, 2.3, 2.4, 2.5, and 2.6), the term the “Company” shall include any subsidiaries of the Company, unless otherwise noted herein.

2.1              Organization, Good Standing, Corporate Power and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as presently proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

2.2              Capitalization.1

(a)              The authorized capital of the Company consists, immediately prior to the Initial Closing, of 5,000,000 shares of Common Stock, 1,602,109 shares of which are issued and outstanding immediately prior to the Initial Closing. All of the outstanding shares of Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws. The Company holds no Common Stock in its treasury.

(b)              The Company has reserved 839,150 shares of Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to its 2017 Stock Plan duly adopted by the Board of Directors and approved by the Company stockholders (the “Stock Plan”). Of such reserved shares of Common Stock, no shares have been issued pursuant to restricted stock purchase agreements, options to purchase 512,900 shares have been granted and are currently outstanding, and 326,250 shares of Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the Stock Plan. The Company has furnished to the Purchaser a complete and accurate copy of the Stock Plan and forms of agreements used thereunder..

(c)              Section 2.2(c) of the Disclosure Schedule sets forth the capitalization of the Company immediately following the Initial Closing including the number of shares of the following: (i) issued and outstanding Common Stock, including, with respect to restricted Common Stock, vesting schedule and repurchase price; (ii) outstanding stock options, including vesting schedule and exercise price; (iii) shares of Common Stock reserved for future award grants under the Stock Plan; (iv) each series of Preferred Stock; and (v) warrants or stock purchase rights, if any. Except for (A) the rights provided in the Shareholders’ Agreement, and (B) the securities and rights described in Sections 2.2(a)(ii) and 2.2(b) of this Agreement and Section 2.2(c) of the Disclosure Schedule, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any shares of Common Stock, or any securities convertible into or exchangeable for shares of Common Stock. All outstanding shares of the Company’s Common Stock and all shares of the Company’s Common Stock underlying outstanding options are subject to (i) a right of first refusal in favor of the Company upon any proposed transfer (other than transfers for estate planning purposes); and (ii) a lock-up or market standoff agreement of not less than one hundred eighty (180) days following the Company’s initial public offering pursuant to a registration statement filed with the Securities and Exchange Commission under the Securities Act.

1 NTD: Company to disclose

(d)               None of the Company’s stock purchase agreements or stock option documents contains a provision for acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or other terms of such agreement or understanding upon the occurrence of any event or combination of events, including, without limitation, in the case where the Company’s Stock Plan is not assumed in an acquisition. The Company has never adjusted or amended the exercise price of any stock options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means. Except as set forth in the Charter, the Company has no obligation (contingent or otherwise) to purchase or redeem any of its capital stock.

(e)               The Company has obtained valid waivers of any rights by other parties to purchase any of the Shares covered by this Agreement.

2.3              Subsidiaries. The Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

2.4              Authorization. All corporate action required to be taken by the Company’s Board of Directors and stockholders in order to authorize the Company to enter into the Transaction Agreements, and to issue the Shares at the Closing has been taken. All action on the part of the officers of the Company necessary for the execution and delivery of the Transaction Agreements, the performance of all obligations of the Company under the Transaction Agreements to be performed as of the Closing, and the issuance and delivery of the Shares has been taken. The Transaction Agreements, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Indemnification Agreement may be limited by applicable federal or state securities laws.

2.5              Valid Issuance of Shares. The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable state and federal securities laws and liens or encumbrances created by or imposed by the Purchaser. Assuming the accuracy of the representations of the Purchaser in Section 3 of this Agreement and subject to the filing of a Form D with the United States Securities and Exchange Commission, the Shares will be issued in compliance with all applicable federal and state securities laws.

2.6              Governmental Consents and Filings. Assuming the accuracy of the representations made by the Purchaser in Section 3 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for filings pursuant to applicable securities laws, which have been made or will be made in a timely manner.

2.7              Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to the Company’s knowledge, currently threatened in writing (i) against the Company or any officer, director or Key Employee of the Company; or (ii) to the Company’s knowledge, that questions the validity of the Transaction Agreements or the right of the Company to enter into them, or to consummate the transactions contemplated by the Transaction Agreements; or (iii) to the Company’s knowledge, that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Neither the Company nor, to the Company’s knowledge, any of its officers, directors or Key Employees is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers, directors or Key Employees, such as would affect the Company). There is no action, suit, proceeding or investigation by the Company pending or which the Company intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Company) involving the prior employment of any of the Company’s employees, their services provided in connection with the Company’s business, any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers.

2.8              Intellectual Property.

(a)               To the knowledge of the Company, the Company owns or possesses or can acquire on commercially reasonable terms sufficient legal rights to all Company Intellectual Property without any known conflict with, or infringement of, the rights of others, including prior employees or consultants. The Company has not received any communications alleging that the Company has violated, or by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person.

(b)               No product or service marketed or sold (or proposed to be marketed or sold) by the Company violates or will materially violate any license or materially infringes or will infringe any intellectual property rights of any other party.

(c)               Other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Company Intellectual Property, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person.

(d)               To the knowledge of the Company, the Company has obtained and possesses valid licenses to use all of the material software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business.

(e)               To the knowledge of the Company, each employee and consultant has assigned to the Company all intellectual property rights he or she owns that are related to the Company’s business as now conducted and as presently proposed to be conducted and all material intellectual property rights that he, she or it solely or jointly conceived, reduced to practice, developed or made during the period of his, her or its employment or consulting relationship with the Company that (i) relate, at the time of conception, reduction to practice, development, or making of such intellectual property right, to the Company’s business as then conducted or as then proposed to be conducted, (ii) were developed on any amount of the Company’s time or with the use of any of the Company’s equipment, supplies, facilities or information or (iii) resulted from the performance of services for the Company. It will not be necessary to use any inventions of any of its employees or consultants (or Persons it currently intends to hire) made prior to their employment by the Company, including prior employees or consultants.

(f)               Section 2.8(f) of the Disclosure Schedule lists all registered patents, patent applications, trademarks, trademark applications, service marks, service mark applications, tradenames, copyrights, and licenses to and under any of the foregoing, in each case owned by the Company.

(g)               To the knowledge of the Company, the Company has not embedded, used or distributed any open source, copyleft or community source code (including but not limited to any libraries or code, software, technologies or other materials that are licensed or distributed under any General Public License, Lesser General Public License or similar license arrangement or other distribution model described by the Open Source Initiative at www.opensource.org, collectively “Open Source Software”) in connection with any of its products or services that are generally available or in development in any manner that would materially restrict the ability of the Company to protect its proprietary interests in any such product or service or in any manner that requires, or purports to require (i) any Company IP (other than the Open Source Software itself) be disclosed or distributed in source code form or be licensed for the purpose of making derivative works; (ii) any restriction on the consideration to be charged for the distribution of any Company IP; (iii) the creation of any obligation for the Company with respect to Company IP owned by the Company, or the grant to any third party of any rights or immunities under Company IP owned by the Company; or (iv) any other limitation, restriction or condition on the right of the Company with respect to its use or distribution of any Company IP.

(h)               No government funding, facilities of a university, college, other educational institution or research center, or funding from third parties was used in the development of any Company Intellectual Property. No Person who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, university, college, or other educational institution or research center in a manner that would affect Company’s rights in the Company Intellectual Property.

2.9              Compliance with Other Instruments. The Company is not in violation or default (i) of any provisions of its Charter or Bylaws, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound that is required to be listed on the Disclosure Schedule, or (v) to its knowledge, of any provision of federal or state statute, rule or regulation applicable to the Company, the violation of which would have a Material Adverse Effect. The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement; or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company.

2.10          Agreements; Actions.

(a)               Except for the Transaction Agreements, there are no agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of $50,000, (ii) the license of any patent, copyright, trademark, trade secret or other proprietary right to or from the Company, (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person that limit the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products, or (iv) indemnification by the Company with respect to infringements of proprietary rights.

(b)               The Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of $50,000 or in excess of $100,000 in the aggregate, (iii) made any loans or advances to any Person, other than ordinary advances for business expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than in the ordinary course of business. For the purposes of (a) and (b) of this Section 2.10, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons the Company has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such section.

(c)               The Company is not a guarantor or indemnitor of any indebtedness of any other Person.

2.11          Certain Transactions.

(a)               Other than (i) standard employee benefits generally made available to all employees, standard employee offer letters and Confidential Information Agreements (as defined below), (ii) standard director and officer indemnification agreements approved by the Board of Directors, (iii) the purchase of shares of the Company’s capital stock and the issuance of options to purchase shares of the Company’s Common Stock, in each instance, approved in the written minutes of the Board of Directors (previously provided to the Purchaser or its counsel), and (iv) the Transaction Documents, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, consultants or Key Employees, or any Affiliate thereof.

(b)               The Company is not indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees. None of the Company’s directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing are, directly or indirectly, indebted to the Company or, have any (i) material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Company’s customers, suppliers, service providers, joint venture partners, licensees and competitors, (ii) direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company except that directors, officers, employees or stockholders of the Company may own stock in (but not exceeding two percent (2%) of the outstanding capital stock of) publicly traded companies that may compete with the Company; or (iii) financial interest in any material contract with the Company.

2.12          Rights of Registration and Voting Rights. The Company is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. To the Company’s knowledge, except as contemplated in the Shareholders’ Agreement, no stockholder of the Company has entered into any agreements with respect to the voting of capital shares of the Company.

2.13          Property. The property and assets that the Company owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in compliance with such leases and holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets. The Company does not own any real property.

2.14          Financial Statements. The Company has delivered to the Purchaser its unaudited balance sheet and profit and loss statement as of December 31, 2020 (the “Balance Sheet Date”) and for the fiscal year ended December 31, 2019 (collectively, the “Financial Statements”). The Financial Statements fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments. Except as set forth in the Financial Statements, the Company has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to the Balance Sheet Date; (ii) obligations under contracts and commitments incurred in the ordinary course of business; and (iii) liabilities and obligations of a type or nature not required to be reflected in the Financial Statements, which, in all such cases, individually and in the aggregate would not have a Material Adverse Effect. The Company maintains and will continue to maintain a standard system of accounting.

2.15          Changes. Since the Balance Sheet Date there has not been:

(a)               any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect;

(b)               any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect;

(c)               any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

(d)               any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect;

(e)               any material change to a material contract or agreement by which the Company or any of its assets is bound or subject;

(f)                any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g)               any resignation or termination of employment of any officer or Key Employee of the Company;

(h)               any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets;

(i)                 any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j)                 any declaration, setting aside or payment or other distribution in respect of any of the Company’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company;

(k)               any sale, assignment or transfer of any Company Intellectual Property that could reasonably be expected to result in a Material Adverse Effect;

(l)                 receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company;

(m)             to the Company’s knowledge, any other event or condition of any character, other than events affecting the economy or the Company’s industry generally, that could reasonably be expected to result in a Material Adverse Effect; or

(n)               any arrangement or commitment by the Company to do any of the things described in this Section 2.15.

2.16          Employee Matters.

(a)               To the Company’s knowledge, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Company or that would conflict with the Company’s business. Neither the execution or delivery of the Transaction Agreements, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as now conducted and as presently proposed to be conducted, will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(b)               The Company is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants or independent contractors. The Company has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification and collective bargaining. The Company has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

(c)               To the Company’s knowledge, no Key Employee intends to terminate employment with the Company or is otherwise likely to become unavailable to continue as a Key Employee. The Company does not have a present intention to terminate the employment of any of the foregoing. The employment of each employee of the Company is terminable at the will of the Company. Except as set forth in Section 2.16(c)(i) of the Disclosure Schedule or as required by law, upon termination of the employment of any such employees, no severance or other payments will become due. Except as set forth in Section 2.16(c)(ii) of the Disclosure Schedule, the Company has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

(d)               The Company has not made any representations regarding equity incentives to any officer, employee, director or consultant that are inconsistent with the share amounts and terms set forth in the minutes of meetings of (or actions taken by unanimous written consent by) the Company’s Board of Directors.

(e)               Reserved.

(f)                Section 2.16(f) of the Disclosure Schedule sets forth each employee benefit plan maintained, established or sponsored by the Company, or which the Company participates in or contributes to, which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Company has made all required contributions and has no liability to any such employee benefit plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, and has complied in all material respects with all applicable laws for any such employee benefit plan.

(g)               The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending, or to the Company’s knowledge, threatened, which could have a Material Adverse Effect, nor is the Company aware of any labor organization activity involving its employees.

(h)               To the Company’s knowledge, none of the Key Employees or directors of the Company has been (i) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his or her business or property; (ii) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) subject to any order, judgment or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him or her from engaging, or otherwise imposing limits or conditions on his or her engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (iv) found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated any federal or state securities, commodities, or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

2.17          Tax Returns and Payments. There are no federal, state, county, local or foreign taxes due and payable by the Company which have not been timely paid. There are no accrued and unpaid federal, state, country, local or foreign taxes of the Company which are due, whether or not assessed or disputed. There have been no examinations or audits of any tax returns or reports by any applicable federal, state, local or foreign governmental agency. The Company has duly and timely filed all federal, state, county, local and foreign tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

2.18          Insurance. The Company has in full force and effect insurance policies concerning such casualties as would be reasonable and customary for companies like the Company, with extended coverage, sufficient in amount (subject to reasonable deductions) to allow it to replace any of its properties that might be damaged or destroyed.

2.19          Reserved.

2.20          Permits. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could reasonably be expected to have a Material Adverse Effect. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

2.21          Corporate Documents. The Charter and Bylaws of the Company as of the date of this Agreement are in the form provided to the Purchaser. The copy of the minute books of the Company provided to the Purchaser contains minutes of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since the date of incorporation and accurately reflects in all material respects all actions by the directors (and any committee of directors) and stockholders.

2.22          Environmental and Safety Laws. Except as could not reasonably be expected to have a Material Adverse Effect to the best of its knowledge (a) the Company is and has been in compliance with all Environmental Laws; (b) there has been no release or to the Company’s knowledge threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste or petroleum or any fraction thereof (each a “Hazardous Substance”), on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company; (c) there have been no Hazardous Substances generated by the Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States; and (d) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Company, except for the storage of hazardous waste in compliance with Environmental Laws. The Company has made available to the Purchaser true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies and environmental studies or assessments.

For purposes of this Section 2.22, “Environmental Laws” means any law, regulation, or other applicable requirement relating to (a) releases or threatened release of Hazardous Substance; (b) pollution or protection of employee health or safety, public health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

2.23          As of and immediately following the Closing: (i) the Company will be an eligible corporation as defined in Section 1202(e)(4) of the Code, (ii) the Company will not have made purchases of its own stock described in Code Section 1202(c)(3)(B) during the one (1) year period preceding the Initial Closing, except for purchases that are disregarded for such purposes under Treasury Regulation Section 1.1202-2, and (iii) the Company’s aggregate gross assets, as defined by Code Section 1202(d)(2), at no time between its incorporation and through the Initial Closing have exceeded $50 million, taking into account the assets of any corporations required to be aggregated with the Company in accordance with Code Section 1202(d)(3); provided, however, that in no event shall the Company be liable to the Purchasers or any other party for any damages arising from any subsequently proven or identified error in the Company’s determination with respect to the applicability or interpretation of Code Section 1202, unless such determination shall have been given by the Company in a manner either grossly negligent or fraudulent.

2.24          Foreign Corrupt Practices Act. Neither the Company nor any of its directors, officers, employees or agents have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist the Company or any of its affiliates in obtaining or retaining business for or with, or directing business to, any person. Neither the Company nor any of its directors, officers, employees or agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation. Neither the Company nor, to the Company’s knowledge, any of its officers, directors or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other anti-corruption law (collectively, “Enforcement Action”).

2.25          Data Privacy. In connection with its collection, storage, use and/or disclosure of any information that constitutes “personal information,” “personal data” or “personally identifiable information” as defined in applicable laws (collectively “Personal Information”) by or on behalf of the Company, the Company is and has been, to the Company’s knowledge, in compliance with (i) all applicable laws (including, without limitation, laws relating to privacy, data security, telephone and text message communications, and marketing by email or other channels) in all relevant jurisdictions, (ii) the Company’s privacy policies and public written statements regarding the Company’s privacy or data security practices, and (iii) the requirements of any contract codes of conduct or industry standards, including, without limitation, the Payment Card Industry Data Security Standard, by which the Company is bound. The Company maintains and has maintained reasonable physical, technical, and administrative security measures and policies designed to protect all Personal Information owned, stored, used, maintained or controlled by or on behalf of the Company from and against unlawful, accidental or unauthorized access, destruction, loss, use, modification and/or disclosure. The Company is and has been, to the Company’s knowledge, in compliance in all material respects with all laws relating to data loss, theft and breach of security notification obligations. To the Company’s knowledge, there has been no occurrence of (x) unlawful, accidental or unauthorized destruction, loss, use, modification or disclosure of or access to Personal Information owned, stored, used, maintained or controlled by or on behalf of the Company such that Privacy Requirements require or required the Company to notify government authorities, affected individuals or other parties of such occurrence or (y) unauthorized access to or disclosure of the Company’s confidential information or trade secrets that reasonably would be expected to result in a Material Adverse Effect.

2.26          Export Control Laws. The Company has conducted all export transactions in accordance with applicable provisions of United States export control laws and regulations, including the Export Administration Regulations, the International Traffic in Arms Regulations, the regulations administered by the Office of Foreign Assets Control of the U.S. Treasury Department, and the export control laws and regulations of any other applicable jurisdiction. Without limiting the foregoing: (a) the Company has obtained all export licenses and other approvals, timely filed all required filings and has assigned the appropriate export classifications to all products, in each case as required for its exports of products, software and technologies from the United States and any other applicable jurisdiction; (b) the Company is in compliance with the terms of all applicable export licenses, classifications, filing requirements or other approvals; (c) there are no pending or, to the knowledge of the Company, threatened claims against the Company with respect to such exports, classifications, required filings or other approvals; (d) there are no pending investigations related to the Company’s exports; and (e) there are no actions, conditions, or circumstances pertaining to the Company’s export transactions that would reasonably be expected to give rise to any material future claims.

2.27          CFIUS Representations. The Company does not engage in (a) the design, fabrication, development, testing, production or manufacture of one (1) or more “critical technologies” within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”); (b) the ownership, operation, maintenance, supply, manufacture, or servicing of “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800); or (c) the maintenance or collection, directly or indirectly, of “sensitive personal data” of U.S. citizens within the meaning of the DPA. The Company has no current intention of engaging in such activities in the future.

2.28          Restricted Securities. The Company understands that the IDEX Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Company’s representations as expressed herein. The Company understands that the IDEX Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Company must hold the IDEX Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Company acknowledges that IDEX has no obligation to register or qualify the IDEX Shares for resale. The Company further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the IDEX Shares, and on requirements relating to IDEX which are outside of the Company’s control, and which IDEX is under no obligation and may not be able to satisfy.

2.29          Legends. The Company understands that the IDEX Shares and any securities issued in respect of or exchange for the IDEX Shares, may be notated with one or all of the following legends:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(a)               Any legend set forth in, or required by, the other Transaction Agreements.

(b)             Any legend required by the securities laws of any state to the extent such laws are applicable to the IDEX Shares represented by the certificate, instrument, or book entry so legended.

2.30          Accredited Investor. The Company is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

2.31          No General Solicitation. Neither the Company, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the IDEX Shares.

2.32          Disclosure. The Company has made available to the Purchaser all the information reasonably available to the Company that the Purchaser has requested for deciding whether to acquire the Shares, including certain of the Company’s projections describing its proposed business plan (the “Business Plan”). No representation or warranty of the Company contained in this Agreement, as qualified by the Disclosure Schedule, and no certificate furnished or to be furnished to Purchaser at the Closing contains any untrue statement of a material fact or, to the Company’s knowledge, omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. The Business Plan was prepared in good faith; however, the Company does not warrant that it will achieve any results projected in the Business Plan. It is understood that this representation is qualified by the fact that the Company has not delivered to the Purchaser, and has not been requested to deliver, a private placement or similar memorandum or any written disclosure of the types of information customarily furnished to purchasers of securities.

3.                  Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company that:

3.1            Authorization. The Purchaser has full power and authority to enter into the Transaction Agreements to which it is a party. The Transaction Agreements to which the Purchaser is a party, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable against such Purchaser in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, or (b) to the extent the indemnification provisions contained in the Shareholders’ Agreement may be limited by applicable federal or state securities laws.

3.2            Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Shares to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Shares. The Purchaser has not been formed for the specific purpose of acquiring the Shares.

3.3              Disclosure of Information. The Purchaser has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Shares with the Company’s management and has had an opportunity to review the Company’s facilities. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Purchaser to rely thereon.

3.4              Restricted Securities. The Purchaser understands that the Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Shares for resale. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

3.5              No Public Market. The Purchaser understands that no public market now exists for the Shares, and that the Company has made no assurances that a public market will ever exist for the Shares.

3.6              Legends. The Purchaser understands that the Shares and any securities issued in respect of or exchange for the Shares, may be notated with one or all of the following legends:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(a)               Any legend set forth in, or required by, the other Transaction Agreements.

(b)              Any legend required by the securities laws of any state to the extent such laws are applicable to the Shares represented by the certificate, instrument, or book entry so legended.

3.7              Accredited Investor. The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

3.8              Foreign Investors. If the Purchaser is not a United States person (as defined by Section 7701(a)(30) of the Code), the Purchaser hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Shares or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Shares. The Purchaser’s subscription and payment for and continued beneficial ownership of the Shares will not violate any applicable securities or other laws of the Purchaser’s jurisdiction.

3.9              No General Solicitation. Neither the Purchaser, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Shares.

3.10          Exculpation Among Purchaser. The Purchaser acknowledges that it is not relying upon any Person, other than the Company and its officers and directors, in making its investment or decision to invest in the Company.

3.11          Residence. The office or offices of the Purchaser in which its principal place of business is identified in the address or addresses of the Purchaser set forth on the signature page.

4.                  Representations and Warranties of Grapevine. IDEX hereby represents and warrants to the Company that, except as set forth on the Disclosure Schedule attached as Exhibit D to this Agreement, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete as of the date of the Initial Closing, except as otherwise indicated. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections contained in this Section 4, and the disclosures in any section of the Disclosure Schedule shall qualify other sections in this Section 4 only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections .

For purposes of these representations and warranties (other than those in Sections 4.2, 4.3, 4.4, 4.5, and 4.6), the term the “Grapevine” shall include any subsidiaries of Grapevine, unless otherwise noted herein.

4.1              Organization, Good Standing, Corporate Power and Qualification. Grapevine is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as presently proposed to be conducted. Grapevine is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

4.2              Capitalization.

(a)               The authorized capital of Grapevine consists, immediately prior to the Initial Closing, of (i) 30,000,000 shares of Common Stock, 18,863,769 shares of which are issued and outstanding immediately prior to the Initial Closing and (ii) 10,000,000 shares of Preferred Stock, none of which were issued and outstanding immediately prior to the Initial Closing. All of the outstanding shares of Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws. Grapevine holds no Common Stock in its treasury.

(b)               Section 4.2(c) of the Disclosure Schedule sets forth the capitalization of Grapevine immediately following the Initial Closing. There are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from Grapevine any shares of Common Stock, or any securities convertible into or exchangeable for shares of Common Stock.

(c)               None of Grapevine’s stock purchase agreements or stock option documents contains a provision for acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or other terms of such agreement or understanding upon the occurrence of any event or combination of events, including, without limitation, in the case where Grapevine’s Stock Plan is not assumed in an acquisition. Grapevine has never adjusted or amended the exercise price of any stock options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means. Except as set forth in the Grapevine Charter, Grapevine has no obligation (contingent or otherwise) to purchase or redeem any of its capital stock.

(d)               Grapevine has obtained valid waivers of any rights by other parties to purchase any of the Grapevine Shares covered by this Agreement.

4.3              Subsidiaries. Grapevine does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. Grapevine is not a participant in any joint venture, partnership or similar arrangement.

4.4              Reserved.

4.5              Valid Issuance of Grapevine Shares. The Grapevine Shares, when transferred in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable state and federal securities laws and liens or encumbrances created by or imposed by the Company. Assuming the accuracy of the representations of the Company in Section 2 of this Agreement and subject to the filing of a Form D with the United States Securities and Exchange Commission, the Grapevine Shares will be issued in compliance with all applicable federal and state securities laws.

4.6              Governmental Consents and Filings. Assuming the accuracy of the representations made by the Company in Section 2 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of Grapevine in connection with the consummation of the transactions contemplated by this Agreement, except for filings pursuant to applicable securities laws, which have been made or will be made in a timely manner.

4.7              Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to Grapevine’s knowledge, currently threatened in writing (i) against Grapevine or any officer, director or Key Employee of Grapevine; or (ii) to Grapevine’s knowledge, that questions the validity of the Transaction Agreements; or (iii) to Grapevine’s knowledge, that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Neither Grapevine nor, to Grapevine’s knowledge, any of its officers, directors or Key Employees is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers, directors or Key Employees, such as would affect Grapevine). There is no action, suit, proceeding or investigation by Grapevine pending or which Grapevine intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to Grapevine) involving the prior employment of any of Grapevine’s employees, their services provided in connection with Grapevine’s business, any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers.

4.8              Intellectual Property.

(a)               To the knowledge of Grapevine, Grapevine owns or possesses or can acquire on commercially reasonable terms sufficient legal rights to all Grapevine Intellectual Property without any known conflict with, or infringement of, the rights of others, including prior employees or consultants. Grapevine has not received any communications alleging that Grapevine has violated, or by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person.

(b)                No product or service marketed or sold (or proposed to be marketed or sold) by Grapevine violates or will materially violate any license or materially infringes or will infringe any intellectual property rights of any other party.

(c)               Other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to Grapevine Intellectual Property, nor is Grapevine bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person.

(d)               To the knowledge of Grapevine, Grapevine has obtained and possesses valid licenses to use all of the material software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with Grapevine’s business.

(e)               To the knowledge of Grapevine, each employee and consultant has assigned to Grapevine all intellectual property rights he or she owns that are related to Grapevine’s business as now conducted and as presently proposed to be conducted and all material intellectual property rights that he, she or it solely or jointly conceived, reduced to practice, developed or made during the period of his, her or its employment or consulting relationship with Grapevine that (i) relate, at the time of conception, reduction to practice, development, or making of such intellectual property right, to Grapevine’s business as then conducted or as then proposed to be conducted, (ii) were developed on any amount of Grapevine’s time or with the use of any of Grapevine’s equipment, supplies, facilities or information or (iii) resulted from the performance of services for Grapevine. It will not be necessary to use any inventions of any of its employees or consultants (or Persons it currently intends to hire) made prior to their employment by Grapevine, including prior employees or consultants.

(f)               Section 4.8(f) of the Disclosure Schedule lists all registered patents, patent applications, trademarks, trademark applications, service marks, service mark applications, tradenames, copyrights, and licenses to and under any of the foregoing, in each case owned by Grapevine.

(g)              To the knowledge of Grapevine, Grapevine has not embedded, used or distributed any Open Source Software in connection with any of its products or services that are generally available or in development in any manner that would materially restrict the ability of Grapevine to protect its proprietary interests in any such product or service or in any manner that requires, or purports to require (i) any Grapevine IP (other than the Open Source Software itself) be disclosed or distributed in source code form or be licensed for the purpose of making derivative works; (ii) any restriction on the consideration to be charged for the distribution of any Grapevine IP; (iii) the creation of any obligation for Grapevine with respect to Grapevine IP owned by Grapevine, or the grant to any third party of any rights or immunities under Grapevine IP owned by Grapevine; or (iv) any other limitation, restriction or condition on the right of Grapevine with respect to its use or distribution of any Grapevine IP.

(h)               No government funding, facilities of a university, college, other educational institution or research center, or funding from third parties was used in the development of any Grapevine Intellectual Property. No Person who was involved in, or who contributed to, the creation or development of any Grapevine Intellectual Property, has performed services for the government, university, college, or other educational institution or research center in a manner that would affect Company’s rights in Grapevine Intellectual Property.

4.9              Compliance with Other Instruments. Grapevine is not in violation or default (i) of any provisions of its Grapevine Charter or Bylaws, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound that is required to be listed on the Disclosure Schedule, or (v) to its knowledge, of any provision of federal or state statute, rule or regulation applicable to Grapevine, the violation of which would have a Material Adverse Effect. The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement; or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of Grapevine or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to Grapevine.

4.10          Agreements; Actions.

(a)               Except as disclosed in Section 4.10 of the Disclosure Schedule, there are no agreements, understandings, instruments, contracts or proposed transactions to which Grapevine is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, Grapevine in excess of $50,000, (ii) the license of any patent, copyright, trademark, trade secret or other proprietary right to or from Grapevine, (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person that limit Grapevine’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products, or (iv) indemnification by Grapevine with respect to infringements of proprietary rights.

(b)               Grapevine has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of $50,000 or in excess of $100,000 in the aggregate, (iii) made any loans or advances to any Person, other than ordinary advances for business expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than in the ordinary course of business. For the purposes of (a) and (b) of this Section 4.10, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons Grapevine has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such section.

(c)               Grapevine is not a guarantor or indemnitor of any indebtedness of any other Person.

4.11          Certain Transactions.

(a)               Other than (i) standard employee benefits generally made available to all employees, standard employee offer letters and Grapevine Confidential Information Agreements (as defined below), (ii) standard director and officer indemnification agreements approved by the Board of Directors, (iii) the purchase of shares of Grapevine’s capital stock and the issuance of options to purchase shares of Grapevine’s Common Stock, in each instance, approved in the written minutes of the Board of Directors (previously provided to the Company or its counsel), and (iv) the Transaction Documents, there are no agreements, understandings or proposed transactions between Grapevine and any of its officers, directors, consultants or Key Employees, or any Affiliate thereof.

(b)               Grapevine is not indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees. None of Grapevine’s directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing are, directly or indirectly, indebted to Grapevine or, have any (i) material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of Grapevine’s customers, suppliers, service providers, joint venture partners, licensees and competitors, (ii) direct or indirect ownership interest in any firm or corporation with which Grapevine is affiliated or with which Grapevine has a business relationship, or any firm or corporation which competes with Grapevine except that directors, officers, employees or stockholders of Grapevine may own stock in (but not exceeding two percent (2%) of the outstanding capital stock of) publicly traded companies that may compete with Grapevine; or (iii) financial interest in any material contract with Grapevine.

4.12          Rights of Registration and Voting Rights. Grapevine is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. To Grapevine’s knowledge, except as contemplated in the Shareholders’ Agreement, no stockholder of Grapevine has entered into any agreements with respect to the voting of capital shares of Grapevine.

4.13          Property. The property and assets that Grapevine owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair Grapevine’s ownership or use of such property or assets. With respect to the property and assets it leases, Grapevine is in compliance with such leases and holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets. Grapevine does not own any real property.

4.14          Financial Statements. Grapevine has delivered to the Company its unaudited balance sheet and profit and loss statement as of December 31, 2020 (the “Grapevine Balance Sheet Date”) and for the fiscal years ended December 31, 2019 and December 31, 2018 (collectively, the “Grapevine Financial Statements”). The Grapevine Financial Statements fairly present in all material respects the financial condition and operating results of Grapevine as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Grapevine Financial Statements to normal year-end audit adjustments. Except as set forth in the Grapevine Financial Statements, Grapevine has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to the Grapevine Balance Sheet Date; (ii) obligations under contracts and commitments incurred in the ordinary course of business; and (iii) liabilities and obligations of a type or nature not required to be reflected in the Grapevine Financial Statements, which, in all such cases, individually and in the aggregate would not have a Material Adverse Effect. Grapevine maintains and will continue to maintain a standard system of accounting. Notwithstanding the foregoing, IDEX has, and has caused all of its Affiliates to, cancel, terminate and forgive, prior to effectiveness of the Initial Closing, all loans, indebtedness, liabilities and related obligations of any sort, whether or not documented or reflected on the Grapevine Financial Statements, owing by Grapevine to IDEX or any Affiliate of IDEX (collectively, the “Grapevine Intercompany Loans”), such that Grapevine shall have no obligations in connection therewith ab initio.

4.15          Changes. Since the Grapevine Balance Sheet Date there has not been:

(a)               any change in the assets, liabilities, financial condition or operating results of Grapevine from that reflected in the Grapevine Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect;

(b)               any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect;

(c)               any waiver or compromise by Grapevine of a valuable right or of a material debt owed to it;

(d)               any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by Grapevine, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect;

(e)               any material change to a material contract or agreement by which Grapevine or any of its assets is bound or subject;

(f)                any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g)               any resignation or termination of employment of any officer or Key Employee of Grapevine;

(h)               any mortgage, pledge, transfer of a security interest in, or lien, created by Grapevine, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair Grapevine’s ownership or use of such property or assets;

(i)                 any loans or guarantees made by Grapevine to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j)                 any declaration, setting aside or payment or other distribution in respect of any of Grapevine’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by Grapevine;

(k)               any sale, assignment or transfer of any Grapevine Intellectual Property that could reasonably be expected to result in a Material Adverse Effect;

(l)                 receipt of notice that there has been a loss of, or material order cancellation by, any major customer of Grapevine;

(m)             to Grapevine’s knowledge, any other event or condition of any character, other than events affecting the economy or Grapevine’s industry generally, that could reasonably be expected to result in a Material Adverse Effect; or

(n)               any arrangement or commitment by Grapevine to do any of the things described in this Section 4.15.

4.16          Employee Matters.

(a)               To Grapevine’s knowledge, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of Grapevine or that would conflict with Grapevine’s business. Neither the execution or delivery of the Transaction Agreements, nor the carrying on of Grapevine’s business by the employees of Grapevine, nor the conduct of Grapevine’s business as now conducted and as presently proposed to be conducted, will, to Grapevine’s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(b)               Grapevine is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants or independent contractors. Grapevine has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification and collective bargaining. Grapevine has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of Grapevine and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

(c)               To Grapevine’s knowledge, no Key Employee intends to terminate employment with Grapevine or is otherwise likely to become unavailable to continue as a Key Employee. Grapevine does not have a present intention to terminate the employment of any of the foregoing. The employment of each employee of Grapevine is terminable at the will of Grapevine. Except as set forth in Section 4.16(c)(i) of the Disclosure Schedule or as required by law, upon termination of the employment of any such employees, no severance or other payments will become due. Except as set forth in Section 4.16(c)(ii) of the Disclosure Schedule, Grapevine has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

(d)               Grapevine has not made any representations regarding equity incentives to any officer, employee, director or consultant that are inconsistent with the share amounts and terms set forth in the minutes of meetings of (or actions taken by unanimous written consent by) Grapevine’s Board of Directors.

(e)               Reserved.

(f)                Section 4.16(f) of the Disclosure Schedule sets forth each employee benefit plan maintained, established or sponsored by Grapevine, or which Grapevine participates in or contributes to, which is subject to the ERISA. Grapevine has made all required contributions and has no liability to any such employee benefit plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, and has complied in all material respects with all applicable laws for any such employee benefit plan.

(g)               Grapevine is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of Grapevine, has sought to represent any of the employees, representatives or agents of Grapevine. There is no strike or other labor dispute involving Grapevine pending, or to Grapevine’s knowledge, threatened, which could have a Material Adverse Effect, nor is Grapevine aware of any labor organization activity involving its employees.

(h)               To Grapevine’s knowledge, none of the Key Employees or directors of Grapevine has been (i) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his or her business or property; (ii) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) subject to any order, judgment or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him or her from engaging, or otherwise imposing limits or conditions on his or her engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (iv) found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated any federal or state securities, commodities, or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

4.17          Tax Returns and Payments. There are no federal, state, county, local or foreign taxes due and payable by Grapevine which have not been timely paid. There are no accrued and unpaid federal, state, country, local or foreign taxes of Grapevine which are due, whether or not assessed or disputed. There have been no examinations or audits of any tax returns or reports by any applicable federal, state, local or foreign governmental agency. Grapevine has duly and timely filed all federal, state, county, local and foreign tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

4.18          Insurance. Grapevine has in full force and effect insurance policies concerning such casualties as would be reasonable and customary for companies like Grapevine, with extended coverage, sufficient in amount (subject to reasonable deductions) to allow it to replace any of its properties that might be damaged or destroyed.

4.19          Reserved.

4.20          Permits. Grapevine has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could reasonably be expected to have a Material Adverse Effect. Grapevine is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

4.21          Corporate Documents. The Grapevine Charter and Bylaws of Grapevine as of the date of this Agreement are in the form provided to the Company. The copy of the minute books of Grapevine provided to the Company contains minutes of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since the date of incorporation and accurately reflects in all material respects all actions by the directors (and any committee of directors) and stockholders.

4.22          Environmental and Safety Laws. Except as could not reasonably be expected to have a Material Adverse Effect to the best of its knowledge (a) Grapevine is and has been in compliance with all Environmental Laws; (b) there has been no release or to Grapevine’s knowledge threatened release of any Hazardous Substance, on, upon, into or from any site currently or heretofore owned, leased or otherwise used by Grapevine; (c) there have been no Hazardous Substances generated by Grapevine that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States; and (d) there are no underground storage tanks located on, no PCB’s or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by Grapevine, except for the storage of hazardous waste in compliance with Environmental Laws. Grapevine has made available to the Company true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies and environmental studies or assessments.

For purposes of this Section 4.22, “Environmental Laws” means any law, regulation, or other applicable requirement relating to (a) releases or threatened release of Hazardous Substance; (b) pollution or protection of employee health or safety, public health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

4.23          Reserved.

4.24          Foreign Corrupt Practices Act. Neither Grapevine nor any of its directors, officers, employees or agents have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the FCPA) foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist Grapevine or any of its affiliates in obtaining or retaining business for or with, or directing business to, any person. Neither Grapevine nor any of its directors, officers, employees or agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation. Neither Grapevine nor, to Grapevine’s knowledge, any of its officers, directors or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other anti-corruption law.

4.25          Data Privacy. In connection with its collection, storage, use and/or disclosure of any Personal Information by or on behalf of Grapevine, Grapevine is and has been, to Grapevine’s knowledge, in compliance with (i) all applicable laws (including, without limitation, laws relating to privacy, data security, telephone and text message communications, and marketing by email or other channels) in all relevant jurisdictions, (ii) Grapevine’s privacy policies and public written statements regarding Grapevine’s privacy or data security practices, and (iii) the requirements of any contract codes of conduct or industry standards, including, without limitation, the Payment Card Industry Data Security Standard, by which Grapevine is bound. Grapevine maintains and has maintained reasonable physical, technical, and administrative security measures and policies designed to protect all Personal Information owned, stored, used, maintained or controlled by or on behalf of Grapevine from and against unlawful, accidental or unauthorized access, destruction, loss, use, modification and/or disclosure. Grapevine is and has been, to Grapevine’s knowledge, in compliance in all material respects with all laws relating to data loss, theft and breach of security notification obligations. To Grapevine’s knowledge, there has been no occurrence of (x) unlawful, accidental or unauthorized destruction, loss, use, modification or disclosure of or access to Personal Information owned, stored, used, maintained or controlled by or on behalf of Grapevine such that Privacy Requirements require or required Grapevine to notify government authorities, affected individuals or other parties of such occurrence or (y) unauthorized access to or disclosure of Grapevine’s confidential information or trade secrets that reasonably would be expected to result in a Material Adverse Effect.

4.26          Reserved.2

4.27          CFIUS Representations. Grapevine does not engage in (a) the design, fabrication, development, testing, production or manufacture of one (1) or more “critical technologies” within the meaning of the DPA; (b) the ownership, operation, maintenance, supply, manufacture, or servicing of “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800); or (c) the maintenance or collection, directly or indirectly, of “sensitive personal data” of U.S. citizens within the meaning of the DPA. Grapevine has no current intention of engaging in such activities in the future.

4.28          Disclosure. Grapevine has made available to the Company all the information reasonably available to Grapevine that the Company has requested for deciding whether to acquire the Grapevine Shares, including certain of Grapevine’s projections describing its proposed business plan (the “Grapevine Business Plan”). No representation or warranty of Grapevine contained in this Agreement, as qualified by the Disclosure Schedule, and no certificate furnished or to be furnished to the Company at the Initial Closing contains any untrue statement of a material fact or, to Grapevine’s knowledge, omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. The Grapevine Business Plan was prepared in good faith; however, Grapevine does not warrant that it will achieve any results projected in the Grapevine Business Plan. It is understood that this representation is qualified by the fact that Grapevine has not delivered to the Company, and has not been requested to deliver, a private placement or similar memorandum or any written disclosure of the types of information customarily furnished to purchasers of securities.

2 NTD: N/A

5.                  Conditions to the Purchaser’s Obligations at Closing. The obligations of each Purchaser to purchase Shares at the applicable Closing are subject to the fulfillment, on or before such Closing, of each of the following conditions, unless otherwise waived:

5.1              Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true and correct in all respects as of such Closing.

5.2              Performance. The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company on or before such Closing.

5.3              Compliance Certificate. The President of the Company shall deliver to the Purchaser at such Closing a certificate certifying that the conditions specified in Sections 5.1 and 5.2 have been fulfilled.

5.4              Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of such Closing.

5.5              Board of Directors. As of the Initial Closing, Alf Poor shall have been appointed a member of the Board of Directors of the Company (the “Board”).

5.6              Indemnification Agreement. As of the Initial Closing, the Company shall have executed and delivered the Indemnification Agreement.

5.7              Shareholders’ Agreement. As of the Initial Closing, the Company and IDEX (other than the Purchaser relying upon this condition to excuse such Purchaser’s performance hereunder) and the other stockholders of the Company named as parties thereto shall have executed and delivered the Shareholders’ Rights Agreement.

5.8              Secretary’s Certificate. An appropriate officer of the Company shall have delivered to the Purchaser at the Closing a certificate certifying (i) the Certificate of Incorporation and Bylaws of the Company as in effect at the Closing, and (ii) resolutions of the Board of Directors of the Company approving the Transaction Agreements to which it is a party and the transactions contemplated under the Transaction Agreements to which it is a party.

5.9              Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Purchaser, and the Purchaser (or its respective counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested. Such documents may include good standing certificates.

6.                  Conditions of the Company’s Obligations at Closing. The obligations of the Company to sell Shares to the Purchaser at the applicable Closing is subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

6.1              Representations and Warranties. The representations and warranties of the Purchaser contained in Section 3 shall be true and correct in all respects as of such Closing.

6.2              Performance. The Purchaser shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before such Closing.

6.3              Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of the Closing.

6.4              Shareholder Agreement. As of the Initial Closing, the Purchaser shall have executed and delivered the Shareholders’ Agreement.

6.5              Secretary’s Certificate. An appropriate officer of IDEX shall have delivered to the Company at the Initial Closing a certificate certifying (i) the Certificate of Incorporation and Bylaws of Grapevine as in effect at the Closing, and (ii) resolutions of the Board of Directors of IDEX approving the Transaction Agreements to which it is a party and the transactions contemplated under the Transaction Agreements to which it is a party.

7.                  Miscellaneous.

7.1              Indemnification. As consideration for the mutual commitments of IDEX and the Company hereunder, subject to the conditions and limitations set forth in this Section, IDEX and the Company each agree to indemnify and hold harmless the other Person and each of such Person’s Affiliates, directors, officers, agents and employees (each an “Indemnified Person”) from and against any loss, damage, injury, Liability, settlement, judgment, award, fine, penalty, Tax, contributions, sanctions, interests, penalties, charge, cost or expense of any nature, including reasonable attorneys’ fees (each, a “Loss”), to which such Indemnified Person becomes subject as a result of, or arising out of, directly or indirectly to any inaccuracy in or breach of any representation or warranty made by the Company or IDEX, as applicable, pursuant to, respectively, Sections 2 and 4 of this Agreement at the Initial Closing. Each of IDEX’s and the Company’s maximum aggregate liability for indemnification obligations for Losses incurred pursuant to this Section shall not exceed to $1,000,000, provided that the foregoing limitation shall not apply to any breach of Section 4.14 by IDEX to the extent relating to the Grapevine Intercompany Loans. For the purposes of this Section, the representations and warranties in Sections 2 and 4, shall survive the Initial Closing and shall continue in full force and effect for a period of twelve (12) months following the date hereof.

7.2              Survival of Warranties. Unless otherwise set forth in this Agreement, the representations and warranties of the Company and the Purchaser contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Purchaser or the Company.

7.3              Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.4              Governing Law. This Agreement shall be governed by the internal law of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

7.5              Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

7.6              Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.7              Notices.

(a)               General. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page, or to such e-mail address or address as subsequently modified by written notice given in accordance with this Section 7.7. If notice is given to the Company, a copy (which copy shall not constitute notice) shall also be sent to Owen Lewis, Esq., 1230 Montana Avenue, Santa Monica, CA 90403 and if notice is given to IDEX, a copy (which copy shall not constitute notice) shall also be given to William Haddad, Esq., 1270 Avenue of the Americas, Floor 24, New York, New York, 10020.

(b)               Consent to Electronic Notice. The Purchaser consents to the delivery of any stockholder notice pursuant to the Delaware General Corporation Law (the “DGCL”), as amended or superseded from time to time, by electronic transmission pursuant to Section 232 of the DGCL (or any successor thereto) at the e-mail address set forth below the Purchaser’s name on the signature page, as updated from time to time by notice to the Company. To the extent that any notice given by means of electronic transmission is returned or undeliverable for any reason, the foregoing consent shall be deemed to have been revoked until a new or corrected e-mail address has been provided, and such attempted electronic notice shall be ineffective and deemed to not have been given. The Purchaser agrees to promptly notify the Company of any change in its e-mail address, and that failure to do so shall not affect the foregoing.

7.8              No Finder’s Fees. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. The Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Purchaser or any of its officers, employees or representatives is responsible. The Company agrees to indemnify and hold harmless the Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

7.9              Amendments and Waivers. Any term of this Agreement may be amended, terminated or waived only with the written consent of the Company and IDEX. Any amendment or waiver effected in accordance with this Section 7.9 shall be binding upon the Purchaser and each transferee of the Shares, each future holder of all such securities, and the Company.

7.10          Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

7.11          Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

7.12          Entire Agreement. This Agreement (including the Exhibits hereto) and the other Transaction Agreements to which such Purchaser is a party constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

7.13          Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

Waiver of Jury Trial: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first written above.

COMPANY:

FNL TECHNOLOGIES, INC.

By:	/s/ Jordan Greenfield
Name: Jordan Greenfield
Title: Chief Executive Officer

Address:

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first written above.

PURCHASER:

IDEANOMICS, INC.

By:	/s/ Alfred P. Poor
Name: Alfred P. Poor
Title: Chief Executive Officer

Purchaser’s Address:

1441 Broadway
5TH Floor, Suite#5116
New York NY 10018

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first written above.

PURCHASER:

By:	/s/ Keith Greenfield
Keith Greenfield

Purchaser’s Address:

FNL Technologies, Inc.
5 Sanger Circle
Dover, MA 02030

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

EXHIBITS

Exhibit A        SCHEDULE OF PURCHASERS

Exhibit B   -    FORM OF INDEMNIFICATION AGREEMENT

Exhibit C   -    FORM OF SHAREHOLDERS’ AGREEMENT

Exhibit D   -    DISCLOSURE SCHEDULE

Exhibit A

SCHEDULE OF PURCHASERS

Purchaser	Shares of Common Stock
Ideanomics, Inc.	664,578
Keith Greenfield	17,306

Exhibit B

INDEMNIFICATION AGREEMENT

See attached.

Exhibit C

SHAREHOLDERS’ AGREEMENT

See attached.

Exhibit D

See attached.